Exhibit 10.4
Memorandum of Understanding

This Memorandum of Understanding (“MOU”) is being entered by and between Lyft, Inc. (the “Company”) and T. Ashwin Raj (“Employee”). The purpose of this MOU is to set forth the terms and conditions of Employee’s separation of employment and compliance with the Executive Change in Control and Severance Plan in light of Employee’s contributions to the Company.

1.Employee’s employment with the Company will terminate on May 22, 2023 (“Separation Date”), and Employee shall continue to be paid his regular salary up to and including this date. Employee will continue to remain eligible to receive his health benefits during his employment, subject to the terms and conditions of the Company’s health and benefits plan as applicable to other similarly situated employees. Employee’s employment with the Company shall remain at-will at all times through the Separation Date.

2.As set forth in Section 6 in the Executive Change in Control and Severance Plan attached to Employee’s October 26, 2021 Employment Agreement, upon execution of a separation and release of claims agreement in a form reasonably satisfactory to the Company (“Release”), Employee may receive cash severance benefits and continued medical benefits as set forth below (“Severance Benefits”):

a.Cash Severance Benefits. Employee shall receive a lump sum payment equal to 6 months of his annual base salary (less any applicable withholding taxes);

b.Continued Medical Benefits. Employee shall receive a lump sum payment equal to the cost of continued health coverage under COBRA for 6 months (less any applicable withholding taxes).

3.In acknowledgment of Employee’s contribution to the Company, as an additional and separate grounds of consideration for execution of the Release, from May 22, 2023, through November 30, 2023, Employee will transition to a consulting position (the “Consulting Period”). The Consulting Period and Consulting Agreement may be amended pursuant to mutual written approval by the Employee and the Company. Employee’s compensation for the Consulting Period services Employee provides to the Company will be Employee’s previously granted equity awards that will continue to vest normally subject to Employee’s continuous service to the Company. The terms of the Consulting Period will be outlined in a Consulting Agreement reasonably satisfactory to the Company. Together, the Severance Benefits and Consulting Agreement described herein shall be referred to as “Severance Pay.”

4.Employee’s receipt of Severance Pay is expressly conditioned on Employee’s continued compliance with Company policies and expectations of positive support and a smooth transition. It is further expressly conditioned on execution of the Release and Employee acknowledges that he is otherwise not entitled to such financial consideration. The Release will set out the relevant deadlines and payment obligations, which will be consistent with the Executive Change in

Exhibit 10.4
Control and Severance Plan. In no event will the Severance Pay be paid or provided until the Release becomes effective and irrevocable.

5.Employee agrees to not speak with anyone at the Company about his departure (without the prior approval of the Company’s Chief Executive Officer or President of Business Affairs) until after the organization-wide announcement is made by the Company. The Company will have sole discretion and approval over all written communications related to Employee’s separation.

6.Employee shall remain bound at all times to his obligations as set forth in the Employee Invention Assignment and Confidentiality Agreement between Employee and the Company, executed by Employee on March 23, 2017. Additionally, Employee acknowledges and agrees that the existence and terms of this Memorandum of Understanding (including but not limited to the severance amount) are confidential.

7.The terms of this MOU may be modified only by mutual written consent between Employee and the Company’s Chief Executive Officer or Chief People Officer.

The effective date of this MOU is the date Employee executes this memorandum.

Agreed By:

/s/ Ashwin Raj    3/27/2023
T. Ashwin Raj [Employee]

/s/ Alicia Zuiker    3/27/2023
Lyft, Inc.
By: Alicia Zuiker
Chief People Officer